Exhibit 10.12

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (together with all annexes, exhibits, schedules and other documents attached hereto, hereinafter referred to as the (“Agreement”) dated as of January 18, 2011 (the “Execution Date”) is made by and between TrovaGene, Inc, a Delaware corporation (“Buyer”), and TTFactor S.r.l., an Italy-based company (“Seller”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 7.1 hereof.

RECITALS

WHEREAS, Seller is a technology transfer company, which acts in name and on behalf of the European Institute of Oncology (“EIO”), a comprehensive research center involved in the development and application of genomics to research in basic and translational oncology;

WHEREAS, Buyer is a United States-based diagnostics company focused on the development and commercialization of products for diagnosis and prognoses of disease;

WHEREAS Buyer owns patent rights to the NPM1 biomarker for the diagnosis and prognosis of leukemia and desires to produce and commercialize a monoclonal antibody targeting said biomarker (“Antibody”).

WHEREAS, Seller has developed and is the owner of a hybridoma able to produce Antibody (the “Product”);

WHEREAS, Seller desires to sell the Product to Buyer, and Buyer desires to purchase such Product from Seller, on the terms and conditions set forth herein; and

NOW THEREFORE, for and in consideration of the premises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound, the parties agree as follows:

ARTICLE I

ASSETS, LIABILITIES AND PURCHASE PRICE

1.1           Purchase and Sale of Product.

(a) At the Execution Date, upon the terms and subject to the conditions set forth in this Agreement and in consideration of the Purchase Price paid to Seller by Buyer, Seller will grant, sell, transfer, convey, assign and deliver (“Transfer”) to Buyer, and Buyer will purchase, acquire and accept from Seller the Product information, including product description, technical specifications, applications and storage instructions as detailed in Appendix 1.and all title and interest in the Product subject to the conditions of Section 1.3.

(b) Notwithstanding the provisions of Section 1.1 (a) Seller will retain the right to use Product for research purposes. For avoidance of doubt, Seller will not retain any rights to use Product for any commercial use or purposes including but not limited to the license, distribution, marketing or sale of Product to any third parties.

1.2           Liabilities.

(a)  Buyer and Seller each hereby acknowledge and agree that Buyer shall not be responsible or assume, or agree to or be obligated to pay, satisfy, perform or otherwise discharge any Liabilities of Seller (or any predecessor of Seller or any prior owner of all or part of the Product) or any Liability of the Product Business which arose prior to the Execution Date_(“Excluded Liabilities”). Such Excluded Liabilities shall include all claims, actions, litigations and proceedings relating to any or all of the foregoing and all costs and expenses incurred therein.

1.3           Commercial Efforts by Buyer:

(a)   Buyer shall use commercially reasonable efforts to make commercially available the Antibody as soon as practicable, consistent with sound and reasonable business practice and judgment and in any case within 18 months from the Execution Date of the Agreement. The failure to comply with this clause 1.3 will lead to termination of the Agreement with the effect of Section 5.2 (b).

1.4           Purchase Price. In consideration for the Transfer of the title and interest in Product as provided for herein, Buyer will pay to Seller:

(a)   The sum of Ten Thousand United States Dollars ($10,000) as an upfront fee (“Upfront Fee”) payable at the Execution Date.

(b)  In any calendar year during the period of seven years commencing with the first sale of Antibody (“Royalty Obligation Period”), annual royalties on a country-by-country basis in the aggregate amount of ten percent (10%) of all royalties received by Buyer from licensees pursuant to any licenses of rights to the Antibody (“Licensee Royalties”);

i      Licensee Royalties will be calculated on each June 1st and December 1st (each date being an “Accounting Period”) during the Royalty Obligation Period. Within forty-five (45) days from the end of any Accounting Period during the Royalty Obligation Period, Buyer will provide to Seller a Licensee Royalties report (“Report”) that will list Licensee Royalties paid during said Accounting Period. If Seller has no comments on such Report, Seller shall send an invoice to Buyer pursuant to the Report and Section 1.4 (b).

ii     The period during which Buyer is required to pay the Licensee Royalties under Section 1.4 (b) with respect to Licensee Royalties is the Royalty Obligation Period on a country by country basis. Upon completion of the Royalty Obligation Period on a country by country basis, this Agreement will be fully-paid-up and royalty free and Buyer shall have no further obligations under Section 1.4 for each said country.

(c)   Ten percent (10%) of all cash consideration received by Buyer from licensees as an upfront license fee pursuant to any licenses of rights to the Product. Said upfront license fee is defined as a cash payment made to Buyer from licensees on the date the license agreement becomes fully executed.

(d)  Seven percent (7%) of all cash consideration received by Buyer from licensees as milestone payments pursuant to any licenses of rights to the Product.

(e)   It is understood between the Parties that in case Buyer transfers the right, title and interest of the Product to any third party by agreements other than license agreements, Buyer will pay to Seller (i) ten percent (10%) of any cash consideration received from said third party in the form of royalties,

(ii) ten percent (10%) of any cash consideration received from said third party in the form of an upfront fee and (iii) seven percent (7%) received from said third party in the form of milestone payments. Payment obligations of Buyer and Seller under 1.4 (e) (i) will be consistent with 1.4 (b).

1.5           Payment Terms

(a)   Buyer will make all payments required to be made to Seller under this Agreement in United States Dollars by wire transfer or immediately available funds to a bank account of Seller as designated by Seller. Buyer shall have no obligation to pay royalties to Seller pursuant to Section 1.4 (b) until and unless a valid invoice has been properly sent pursuant to Section 1.4 (b) (i).

1.6           Third Party Consents.

(a)   Prior to executing the Agreement, Buyer and Seller shall cooperate and use their respective commercially reasonable efforts in obtaining any consents (both from Third Parties and from Governmental or Regulatory Authorities) necessary or required for the Transfer of the Product from Seller to Buyer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Execution Date, as follows:

2.1           Corporate Power and Authority. Seller is a technology transfer company duly organized, validly existing, and in good standing under the laws of Italy. Seller has good and valid title to the Product free and clear of any Encumbrances and has full power and authority and full right, title and interest to sell the Product to Buyer on behalf of EIO. Upon consummation of the transaction contemplated hereby, Buyer will have acquired good and valid title to the Product free and clear of any Encumbrances. Seller has not received any notice of any adverse claims of ownership to or right to use the Product, and to Seller’s knowledge, no facts or circumstances exist at the Execution Date which would provide a reasonable basis for any such adverse claim of ownership or right to use the Product. Notwithstanding the foregoing, both Buyer and Seller acknowledge that no patent, application for patent or any other form of legal protection covering Product exists as of the Execution Date.

2.2           NO WARRANTIES ON THE PRODUCT: THE PRODUCT IS EXPERIMENTAL IN NATURE AND IS PROVIDED “AS IS” WITHOUT ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PUPORSE OR ANY OTHER WARRANTY, EXPRESS, OR IMPLIED.

2.3           IN NO EVENT SHALL SELLER BE LIABLE FOR SPECIAL, INDIRECT, INCIDENT, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS, REGARDLESS OF WHETHER THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

2.4           Third Party Intellectual Property Rights.

(a)   To the best knowledge of Seller, (i) the Product is not involved in any litigation, reissue, interference, reexamination or opposition, (ii) there has been no threat or other indication that any such proceeding will hereafter be commenced, and (iii) the development, manufacture, marketing, use, sale, distribution, import, export or other commercial exploitation of the Product do not infringe upon, misappropriate, violate or otherwise constitute the unauthorized use of the Intellectual Property rights of any third party; and (iv) no right, license, lease, consent, or other agreement is required with any third party with respect to the Product.

(b)  Seller has, with respect to the Product, taken reasonable measures and precautions to protect and maintain its trade secrets and other confidential information in confidence and Seller’s employees, consultants, and vendors who had access to such confidential information were each parties to written confidentiality agreements with Seller with respect thereto.

2.5           Product Records, Reports and Data.

(a)   Seller shall, at the Execution Date, provide Buyer with detailed technical information regarding the application of the Product. Buyer shall utilize these information to compile product datasheets for issue with the Product upon sale and to promote the Product to perspective customers.

2.6           No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II, SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Execution Date, as follows:

3.1           Corporate Power and Authority. Buyer is a company duly formed, validly existing and in good standing under the laws of the state of Delaware, USA. Buyer has full company power and authority to (i) conduct its business as it is now being conducted, (ii) to execute and deliver this Agreement, (iii) perform its obligations hereunder and (iv) purchase the Product and consummate the transactions contemplated herein and therein.

ARTICLE IV

COVENANTS

4.1           No Solicitation of Proposals. Unless Agreement is terminated pursuant to Section 5.1, Seller shall not solicit, initiate, encourage or entertain any inquiries or proposals, discuss, engage in or negotiate with, provide any information or documentation to, consider the merits of any inquiries or proposals from or enter into any arrangement, understanding or agreement with any Person (other than Buyer) relating to any transaction involving, in whole or in part, the Product, or that would otherwise compromise Buyer’s or Seller’s ability to consummate the transaction contemplated in this Agreement.

ARTICLE V

TERMINATION

5.1           Termination. This Agreement may be terminated at any time as follows:

(a) By either Buyer or Seller in case of non-fulfillment of the obligations of the Agreement.

(b) By Seller in case of non-compliance of Buyer with the conditions described in Section 1.3 of this Agreement.

5.2           Effect of Termination.

(a)   Liability. In the event of termination of this Agreement as provided in Section 5.1 (a) hereof, this Agreement shall immediately become void and there shall be no further Liability on the part of Buyer or Seller.

(b)  In the event of termination of this Agreement as provided in Section 5.1 (b) hereof, this Agreement shall immediately become void and Buyer shall return Product to Seller for independent commercial exploitation of the Product.

(c)   In the event of termination of this Agreement by Buyer pursuant to Section 5.1 hereof, the provisions referred to under Sections 1.4 (b), (c), (d) and (e) will survive.

(d)  Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transaction contemplated hereby shall be paid by the party incurring such expenses.

ARTICLE VI

INDEMNIFICATION

6.1           Seller’s Indemnification Obligations

(a)   Seller shall defend and hold harmless Buyer and its Affiliates and their respective officers, managers, directors, agents, employees and representatives (collectively, the “Buyer Indemnities”) from and against any and all losses, costs, claims, Liabilities, damages, lawsuits, fines, penalties, judgments, assessments, demands and expenses (including attorneys’, accountants’ and other professionals’ fees), and all amounts paid in the investigation, defense or settlement of any of the foregoing (collectively, “Losses”) they may suffer, sustain or incur to the extent that such Losses are based on, result from or arise in connection with the breach of any representation or warranty made by Seller in Article II hereof or any of its obligations set forth under this Agreement.

6.2           Buyer’s Indemnification Obligations

(a)   Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, managers, directors, agents, employees and representatives (collectively, the “Seller Indemnities”) from and against any and all losses, costs, claims, Liabilities, damages, lawsuits, fines, penalties, judgments, assessments, demands and expenses (including attorneys’, accountants’ and other professionals’ fees), and all amounts paid in the investigation, defense or settlement of any of the foregoing (collectively, “Losses”) they may suffer, sustain or incur to the extent that such Losses are based on, result from or arise in connection with the breach of any representation or warranty made by Buyer in Article III hereof or any of its obligations set forth under this Agreement.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1           Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized by Law to close.

“Encumbrance” means any lien, pledge, hypothecation, assessment, charge, escrow, mortgage, prior assignment, title retention agreement, indenture, deed of trust, levy, easement, right of way, servitude, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, community property interest, legend, defect, impediment, exception, reservation, limitation, preemptive right, impairment, imperfection of title, conditional sale, condition or restriction of any nature, whether or not relating to the extension of credit or the borrowing of money, whether imposed by Agreement, Law, equity or otherwise.

“Governmental or Regulatory Authority” means any foreign, domestic, federal, territorial, state or local court, tribunal or arbitral body, governmental authority, quasi-governmental authority or instrumentality, or any regulatory, administrative or other agency, or any political or other subdivision, department, intermediary, carrier, commission or branch of any of the foregoing.

“Law” means any law (both common and statutory law and civil and criminal law), rule, regulation, regulatory code (including, without limitation, statutory instruments, guidance notes, circulars and decisions), standard, ordinance, treaty, convention, directive or other pronouncement having the effect of law of any foreign jurisdiction, the Switzerland, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liability” means, collectively, any tax, debt, commitment, obligation, claim, damage, duty or liability of any kind, character or nature, whether known or unknown, asserted or unasserted, direct or indirect, secured or unsecured, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, whether in contract, tort, strict liability or otherwise, including any product liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable, regardless of when asserted.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental or Regulatory Authority (or any department, agency or political subdivision thereof).

7.2           Notices. Notices required or permitted under this Agreement shall be in writing and sent by overnight express mail (e.g., FedEx), or by facsimile confirmed by overnight express mail (e.g., FedEx), (failure of such confirmation shall not affect the validity of such notice by facsimile to the extent the receipt of such notice is confirmed by the act of the receiving party (e.g., a facsimile of the receiving party submitting its receipt of such notice) and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the parties:

If to Seller:

TTFactor S.r.l., Via Adamello 16, 20139 Milan Italy. Attention to Daniela Bellomo, General Manager

If to Buyer:

TrovaGene, Inc, 11055 Flintkote Ave., Suite B San Diego, California 92121 Attention: Office of the CEO

7.3           Dispute Resolution.

(a)  Subject to Section 7.3(b), any dispute, controversy or claim arising under, out of or in connection with this Agreement, or the breach, termination or validity thereof, including any subsequent amendments thereto (a “Dispute”), shall be referred to and finally settled by arbitration in accordance with the arbitration rules of the International Chamber of Commerce (“ICC”) then in effect (the “Rules”), according to the following terms and conditions:

i      the arbitrators shall decide any dispute in accordance with Swiss Law, including, without limitation damages, specific performance, or other injunctive relief;

ii    the arbitration will be held in Geneva, Switzerland.

(b)  In the event of a Dispute, the parties shall first use all commercially reasonable efforts to settle the Dispute. To this end, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all parties. If for any reason, the parties have not settled the Dispute by negotiation within forty-five (45) days of receipt by a party of written notice of a Dispute, on the demand of any party, the Dispute shall be referred to arbitration.

(c)  Nothing in this Agreement limits the right of either party, prior to the appointment of the arbitral tribunal, to seek to obtain in any court of competent jurisdiction any interim relief or provisional remedy, including injunctive relief. Seeking or obtaining any interim relief or provisional remedy in a court will not be deemed a breach or waiver of this Agreement to arbitrate. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d)  If any arbitration is brought to resolve a Dispute, the successful or prevailing party shall be entitled to recover the costs of the arbitration including the fees and expenses of the arbitrators and the ICC and the reasonable attorneys’ fees of the prevailing party, in addition to any other relief to which it or they may be entitled. The arbitrators shall consider, in determining the prevailing party which party obtains relief which most nearly reflects the remedy or relief which such party sought on each claim submitted to arbitration and shall apportion the costs accordingly.

7.4           Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” Each of Buyer and Seller will be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires).

7.5           Amendment. This Agreement may be modified only by a written instrument executed by the parties hereto specifically referencing this Agreement.

7.6           Entire Agreement. The agreement of the parties, which is comprised of this Agreement, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

7.7           Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, provided, however, that either party shall have the right to assign its rights and obligations under this Agreement to any of its Affiliates or to any Third Party successor to all or substantially all of its entire business. In no event shall any assignment hereof to any Affiliate or Third Party be deemed to relieve the assigning party of its liabilities or obligations to the other party under this Agreement, and the assigning party expressly acknowledges and agrees that it shall remain fully and unconditionally obligated and responsible for the full and complete performance of all of its obligations under the terms and conditions of this Agreement.

7.8           Waiver. The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such party.

7.9           Severability. If any part of this Agreement is declared invalid by any legally governing authority having jurisdiction over either party, then such declaration shall not affect the remainder of the Agreement and the parties shall revise the invalidated part in a manner that will render such provision valid without impairing the parties’ original intent.

7.10         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Switzerland without regard to its conflicts of laws principles that would mandate the application of the laws of another jurisdiction.

7.11         Headings. The headings are placed herein merely as a matter of convenience and shall not affect the construction or interpretation of any of the provisions of this Agreement.

7.12         Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Each of the parties agrees to accept and be bound by facsimile or PDF signatures hereto.

7.13         Relationship of the Parties. In making and performing this Agreement, the parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between

Buyer and Seller. Except as otherwise expressly provided herein, neither party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other party. No party shall be liable for the act of any other party unless such act is expressly authorized in writing by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

TROVAGENE, INC	TTFactor S.r.l

By:	/s/ Kerry N. Segal 1/18/11	By:	Daniela Bellomo

/s/ Daniela Bellomo
Title:	Chief Business Officer	Title:	General Manager

	By:	Pier Giuseppe Pelicci

/s/ Pier Giuseppe Pelicci
	Title:	President